Exhibit 99

July 1, 2004

Company Press Release

Siboney Responds to Claims in License Agreement Dispute

St. Louis – (Business Wire) – July 1, 2004 – Siboney Corporation (OTC BB: SBON) today reported that it would defend its interests vigorously in a lawsuit recently filed in federal court in St. Louis by Merit Software. Merit seeks damages and injunctive relief based upon its allegations that Siboney breached a software license agreement between the parties and corresponding provisions of U.S. copyright laws.

Ernest R. “Bodie” Marx, President of Siboney Learning Group, commented “Based upon our preliminary review of Merit’s court filing with our counsel, we believe that Merit’s claims are not valid. This appears to have been triggered by the success of our Orchard products. We obviously are disappointed that Merit would not agree to resolve the dispute without going to court. However, now that Merit has taken this step, we will defend our legal position aggressively, including anticipated counterclaims for Merit’s own breaches of our license agreement.”

Contact:
Bodie Marx, 314-909-1670 ext. 110

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. Actual results could be materially different due to various factors, including the level of education funding provided by federal and state governments, regulatory developments, product development and pricing strategies undertaken by our competitors and our ability to attract and retain key personnel. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.